Exhibit 99.1
Ocugen Provides Business Update With Fourth Quarter and Full Year 2021 Financial Results
Conference Call and Webcast Today at 8:30 a.m. ET
•U.S. FDA lifts clinical hold on IND application for COVAXIN™ (BBV152), clearing the pathway for Phase 2/3 clinical trial in support of a BLA submission
•Engagement with U.S. FDA to advance pediatric EUA for COVAXIN™ included submission of a real-world safety database of more than 36 million vaccinated teens along with neutralization data against Omicron
•Comprehensive responses regarding COVAXIN™ submitted to Health Canada for the NOD
•OCU400 Phase 1/2 clinical trial initiated for the treatment of inherited retinal diseases caused by NR2E3 and RHO disease genotypes
MALVERN, Pa. — February 25, 2022 (GLOBE NEWSWIRE) — Ocugen, Inc. (Ocugen) (NASDAQ: OCGN), a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to save lives from COVID-19, today reported fourth quarter and full year 2021 financial results along with a general business update.
“The fourth quarter capped a transformational year of growth for Ocugen as we saw major progress across our portfolio. The clinical hold for the COVAXIN™ development program was lifted, and we bolstered our pediatric Emergency Use Authorization submission to the U.S. Food and Drug Administration with a safety database of more than 36 million teens vaccinated with COVAXIN™. Our lead modifier gene therapy platform candidate, OCU400, received approval to initiate a Phase 1/2 clinical trial on target. I’m very pleased with the perseverance and commitment of the Ocugen team and the achievements they’ve made thus far. 2022 is poised to be another great year for the company. We’re excited about commencing these clinical trials and will give periodic updates in the future,” said Dr. Shankar Musunuri, Chairman, Chief Executive Officer, and Co-Founder of Ocugen.
Business Updates
•COVAXIN™ in Phase 2/3 clinical trial for future Biologics License Application (BLA) submission — The FDA lifted its clinical hold on the COVAXIN™ IND application on February 18, 2022, and the Company expects to commence this immuno-bridging and broadening clinical trial as soon as possible.
•COVAXIN™ pediatric (2-18) Emergency Use Authorization (EUA) status — At the request of the FDA, Ocugen has shared real-world safety data from 36 million teenagers who had been vaccinated with COVAXIN™. Additionally, data (in-vitro) suggesting robust neutralization against Delta and Omicron variants were submitted to bolster the Company’s pediatric EUA submission, which is currently under review by the FDA.
•COVAXIN™ review with Health Canada — Ocugen has submitted comprehensive responses to a Notice of Deficiency received in December 2021 from Health Canada regarding Ocugen’s New Drug Submission (NDS) for COVAXIN™. Ocugen’s responses are currently under review by Health Canada.
•Gene therapy clinical development progress — A Phase 1/2 clinical trial for OCU400 was initiated in January 2022, marking an advancement of Ocugen’s modifier gene therapy program with updates for this multicenter, open-label, dose ranging study to be provided in the near future.
•Manufacturing site letter of intent (LOI) with Liminal BioSciences Inc. (Liminal) — In January 2022, Ocugen entered into a non-binding LOI with Liminal, a Canadian public company, for the acquisition of Liminal’s manufacturing site in Belleville, Ontario. This manufacturing site, if acquired, would enable Ocugen to develop its internal manufacturing capabilities and expend its research and development capabilities to support its product candidate pipeline.
•Public offering of common stock — In February 2022, Ocugen announced an underwritten public offering of 16.0 million shares of its common stock for net proceeds of $50.0 million before estimated offering expenses. This public offering of common stock strengthens Ocugen’s balance sheet and will be used to support Ocugen’s product candidate development as well as general corporate expenses.

2021 Financial Results
•Ocugen’s cash, cash equivalents, and restricted cash totaled $95.1 million as of December 31, 2021, compared to $24.2 million as of December 31, 2020. Ocugen had 199.4 million shares of common stock outstanding as of December 31, 2021.
•Fourth quarter — Research and development expenses for the three months ended December 31, 2021 were $7.1 million compared to $1.6 million for the three months ended December 31, 2020. General and administrative expenses for the three months ended December 31, 2021 were $7.5 million compared to $2.2 million for the three months ended December 31, 2020. Ocugen reported a $0.07 net loss per share for the three months ended December 31, 2021 compared to a $0.02 net loss per share for the three months ended December 31, 2020.
•Full year — Research and development expenses for the year ended December 31, 2021 were $35.1 million compared to $6.4 million for the year ended December 31, 2020. Research and development expenses for the year ended December 31, 2021 included a $15.0 million up-front payment to Bharat Biotech for the right and license to COVAXIN™ development, manufacturing, and commercialization in Canada. General and administrative expenses for the year ended December 31, 2021 were $22.9 million compared to $8.0 million for the year ended December 31, 2020. Ocugen reported a $0.30 net loss per share for the year ended December 31, 2021 compared to a $0.31 net loss per share for the year ended December 31, 2020, which includes the in-process research and development expense of $7.0 million related to the reduction of the carrying value of an asset that was previously recorded as held for sale.
Conference Call and Webcast Details
Ocugen has scheduled a conference call and webcast for 8:30 a.m. eastern time today to discuss the financial results and recent business highlights. Ocugen's senior management team will host the call, which will be open to all listeners. There will also be a question-and-answer session following the prepared remarks.
The call can be accessed by dialing (844) 873-7330 (U.S.) or (602) 563-8473 (international) and providing the conference ID 4071887. To access a live audio webcast of the call on the “Investors” section of the Ocugen website, please click here. A replay of the webcast will be archived on Ocugen’s website for approximately 45 days following the call.
About Ocugen, Inc.
Ocugen, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing gene therapies to cure blindness diseases and developing a vaccine to save lives from COVID-19. Our breakthrough modifier gene therapy platform has the potential to treat multiple retinal diseases with one drug – “one to many” and our novel biologic product candidate aims to offer better therapy to patients with underserved diseases such as wet age-related macular degeneration, diabetic macular edema, and diabetic retinopathy. We are co-developing Bharat Biotech International Limited’s (Bharat Biotech) COVAXIN™ vaccine candidate for COVID-19 in the U.S. and Canadian markets. For more information, please visit www.ocugen.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Ocugen may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such forward-looking statements include information about Ocugen’s progress in advancing the review of COVAXIN™ with the FDA, including with respect to its EUA submission for COVAXIN™ for pediatric use, and information about its non-binding LOI with Liminal to acquire Liminal’s manufacturing site in Belleville, Ontario, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, among other things, the risk that Ocugen may not be able to successfully negotiate and execute definitive transaction agreements for the acquisition of Liminal’s manufacturing site on acceptable terms, if at all, and the ultimate terms and timing for closing of the transactions contemplated thereby; the risk that Ocugen will not be able to successfully close the acquisition of Liminal’s manufacturing site; risks associated with the planned development and refurbishing of the manufacturing site, including that the expected costs for such development will be greater than currently contemplated or that the planned development will take longer than expected or fail to be completed on a timely basis, if at all; and the risk that Ocugen will not be able to scale production for such site to adequately support manufacturing of its product candidates or the other products that are currently or may in the future be manufactured at such site. In addition, Ocugen’s business is subject to numerous other risks and uncertainties, including, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates; the risk that Health Canada does not accept its NDS for COVAXIN™ or that Ocugen may not be able to adequately resolve the deficiencies noted by Health Canada with respect to its NDS, for which

Ocugen has provided responses that are currently under review by Health Canada; the risk that the FDA could make other decisions that adversely impact its ability to advance the development of COVAXIN™ in the United States even though the FDA’s clinical hold on Ocugen’s IND application for COVAXIN™ has been lifted; risks associated with preliminary and interim data, including the possibility of unfavorable new clinical trial data and further analyses of existing clinical trial data; the risk that the results of in-vitro studies will not be duplicated in human clinical trials; the risk that clinical trial data is subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when data from Bharat Biotech's clinical trials will be published in scientific journal publications and, if so, when and with what modifications; whether the data and results from the preclinical and clinical studies of COVAXIN™, which have been conducted by Bharat Biotech in India, will be accepted by the FDA or Health Canada or otherwise sufficient to support its EUA submission, planned BLA submission, or its NDS; the size, scope, timing and outcome of any additional clinical trials or studies that Ocugen may be required to conduct to support an EUA or BLA; any additional chemistry, manufacturing, and controls information that Ocugen may be required to submit to the FDA or Health Canada; whether and when a BLA for COVAXIN™ will be submitted to or approved by the FDA; whether developments with respect to the COVID-19 pandemic will affect the regulatory pathway available for vaccines in the United States, Canada, or other jurisdictions; market demand for COVAXIN™ in the United States or Canada; decisions by the FDA or Health Canada impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of COVAXIN™ in the United States or Canada, including development of products or therapies by other companies. These and other risks and uncertainties are more fully described in Ocugen’s periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that it files with the SEC. Any forward-looking statements that Ocugen makes in this press release speak only as of the date of this press release. Except as required by law, Ocugen assumes no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release.
Ocugen Contact:
Ken Inchausti
Head, Investor Relations & Communications
+1 484 237 3398
ken.inchausti@ocugen.com
Please submit investor-related inquiries to: IR@ocugen.com
(tables to follow)

OCUGEN, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	As of December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$94,958	$24,039
Advance for COVAXIN supply	4,988	—
Prepaid expenses and other current assets	2,700	1,839
Total current assets	102,646	25,878
Property and equipment, net	1,164	633
Restricted cash	151	151
Other assets	1,800	714
Total assets	$105,761	$27,376
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,312	$395
Accrued expenses and other current liabilities	4,325	2,941
Short-term debt, net	—	234
Operating lease obligations	363	44
Total current liabilities	7,000	3,614
Non-current liabilities
Operating lease obligations, less current portion	1,231	389
Long term debt, net	1,712	1,823
Total liabilities	9,943	5,826
Stockholders’ equity
Convertible preferred stock	1	—
Common stock	1,995	1,841
Treasury Stock	(48)	(48)
Additional paid-in capital	225,537	93,059
Accumulated deficit	(131,667)	(73,302)
Total stockholders’ equity	95,818	21,550
Total liabilities and stockholders’ equity	$105,761	$27,376

OCUGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenues
Collaboration revenue	$—	$—	$—	$43
Total revenues	—	—	—	43
Operating expenses
Research and development	7,102	1,594	35,108	6,354
In-process research and development	—	—	—	7,000
General and administrative	7,470	2,214	22,920	7,974
Total operating expenses	14,572	3,808	58,028	21,328
Loss from operations	(14,572)	(3,808)	(58,028)	(21,285)
Other income (expense)
Interest expense	(20)	(166)	(79)	(721)
Other income (expense)	11	184	(310)	184
Total other income (expense)	(9)	18	(389)	(537)
Loss before income taxes	(14,581)	(3,790)	(58,417)	(21,822)
Income tax benefit	—	—	(52)	—
Net loss and comprehensive income	$(14,581)	$(3,790)	$(58,365)	$(21,822)
Deemed dividend related to Warrant Exchange	—	—	—	(12,546)
Net loss to common stockholders	$(14,581)	$(3,790)	$(58,365)	$(34,368)

Shares used in calculating net loss per share attributable to common stockholders — basic and diluted	199,207,502	170,228,668	195,013,043	112,236,110
Net loss per share attributable to common stockholders — basic and diluted	$(0.07)	$(0.02)	$(0.30)	$(0.31)